Chemung Financial Corporation One Chemung Canal Plaza P.O. Box 1522 Elmira, New York 14902 (607) 737-3711

For Immediate Release: February 4, 2009 - 9:00 a.m.

Chemung Financial Reports
2008 4th Quarter and Year End Earnings

Chemung Financial Corporation has reported fourth quarter unaudited net income of $1.536 million vs. $1.588 million for the fourth quarter of 2007. Earnings per share for the quarter were $0.43 as compared with $0.44 a year ago, a decrease of 2.3%.

Net income for the year totaled $8.354 million vs. $7.259 million in 2007, with earnings per share increasing 14.9% from $2.02 to $2.32 per share.

In a prepared statement released by the Corporation this morning, Ronald M. Bentley, President & Chief Executive Officer, stated:

"Both our fourth quarter and full year results were negatively impacted by an $803 thousand "Other than Temporarily Impaired" ("OTTI") write-down of a trust preferred securities pool carried in the Corporation's investment portfolio. This security had a cost basis of $1.563 million and a fair value of $760 thousand at December 31, 2008. Despite the fact that we continue to receive all contractual payments on this security, the conclusion that this security was OTTI was based on a cash flow analysis with several factors considered, including higher deferrals and defaults by the issuers of the underlying securities, recent downgrades by rating agencies and the continued weakness in the U.S. economy, and the financial services sector in particular. Under current accounting rules, when a security is considered to be OTTI, it must be written down to fair value through the income statement.

Notwithstanding the above, 2008 was an excellent year for our company. In fact, excluding the after-tax impact of the OTTI write-down, our full year income would have been approximately $8.8 million, a record year for our company, with earnings per share increasing 21.8%.

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Net interest income for the fourth quarter of 2008 was $1.279 million or 18.8% higher than the corresponding period last year, with the net interest margin increasing 36 basis points from 3.80% to 4.16%. This improvement resulted from a $63.5 million or 8.9% increase in average earning assets and a 115 basis point decrease in the average cost of interest bearing liabilities, offset somewhat by a 51 basis point decline in the average yield on earning assets. On average, total loans increased $25.9 million or 4.8% to an average of $567.5 million during the fourth quarter of 2008.

A $195 thousand increase in the fourth quarter provision for loan losses as compared to the fourth quarter of 2007 reflects management's assessment of the adequacy of the allowance for loan losses based upon a number of factors including an analysis of historical loss factors, collateral evaluations, recent charge-off experience, overall credit quality, the current economic environment and loan growth.

Excluding the aforementioned OTTI write-down, non-interest income for the fourth quarter of 2008 increased $387 thousand or 9.0% due principally to a gain on the sale of our credit card merchant processing business and higher revenue from our equity investment in Cephas Capital Partners, LP ("Cephas").

A $1.041 million or 12.8% increase in fourth quarter operating expenses compared to the corresponding quarter in 2007 was in part related to the purchase in March of this year of three branch offices from Manufacturers and Traders Trust Company ("M & T") in Broome and Tioga counties, with the expense increase reflected principally in higher salaries, net occupancy costs, amortization of intangible assets and data processing costs.

The year over year earnings increase resulted principally from increases in net interest income and non-interest income, somewhat offset by higher operating expenses.

Net interest income for 2008 totaling $30.668 million was $4.732 million or 18.2% higher than 2007, with the net interest margin increasing 34 basis points to 4.05%. This increase was principally the result of a $41.6 million increase in average loans and an 86 basis point decrease in the average cost of interest bearing liabilities, partially offset by a 28 basis point decrease in the average yield on earning assets.

Excluding the OTTI write-down, all other non-interest income for 2008 increased $1.313 million or 7.9%. In addition to the above mentioned gain on the sale of our credit card merchant processing business, other significant factors included higher Trust and Investment Center fee income and gains on securities transactions resulting from the initial public offering ("IPO") of Visa common stock. As a Visa member institution, the Corporation was issued shares in Visa prior to the IPO, a portion of which were redeemed by Visa following the IPO, resulting in a net pre-tax gain of $411 thousand. The increase in non-interest income was also impacted by higher service charges and debit card interchange fee income, as well as an increase in revenue from our equity investment in Cephas.

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Operating expenses in 2008 increased $3.448 million or 11.3%. This increase was impacted by higher costs related to the acquisition in March of 2008 of three branch offices from M & T, as well as the acquisition in May of 2007 of the trust business of Partners Trust Bank. Similar to fourth quarter results, the expense increase is reflected principally in higher salaries, net occupancy costs, amortization of intangible assets and data processing costs.

We enjoyed a very successful and exciting 2008. In addition to celebrating our 175th anniversary, we completed the acquisition and successful integration in March of the three offices from M & T, as well the acquisition of Cascio Financial Strategies in May. Additionally, we recently announced that we have entered into a definitive agreement to purchase Canton Bancorp, Inc., the holding company of the Bank of Canton, headquartered in Canton, PA. Founded in 1881, the Bank of Canton has approximately $80 million in assets, including a loan portfolio approximating $62 million and deposits of nearly $70 million. Upon completion of the transaction, which is subject to regulatory approval and the approval of Canton Bancorp, Inc. shareholders, all three of its offices in Canton, Towanda and Troy, PA will become full service branches of Chemung Canal Trust Company. We are excited to become a part of the Canton, Towanda and Troy communities and look forward to meeting the financial needs of the residents of the northern tier as well as continuing the long tradition of customer service, financial strength and good corporate citizenship that has helped define the Bank of Canton over the past 127 years.

2008 was an extraordinary year for our company, the financial services industry and our nation. An unprecedented financial and credit crisis coupled with a deepening recession and turmoil in the equity markets made this one of the most challenging years in our 175 year history. I am pleased to report that we emerged from these events in a strong condition and well prepared for the challenges ahead."

Chemung Financial Corporation, headquartered in Elmira, New York, was incorporated in 1985 as the parent holding company of Chemung Canal Trust Company, a full service community bank with full trust powers, which was established in 1833. Chemung Financial Corporation is also the parent of CFS Group, Inc., a financial services subsidiary offering non-traditional services including mutual funds, annuities, brokerage services and insurance. CFS Group, Inc. was founded in 2001.

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The full text of this press release may be found at www.chemungcanal.com

This press release may include forward-looking statements with respect to revenue sources, growth, market risk, corporate objectives and possible losses due to asset quality. These statements constitute "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Chemung Financial Corporation assumes no duty, and specifically disclaims any obligation to update forward-looking statements, whether as a result of new information, future events or otherwise, and cautions that these statements are subject to risks and uncertainties that could cause the Corporation's actual operating results to differ materially.

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